SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number:
                                  333-106428-03

                               CHASE FUNDING, INC.
             (Exact name of registrant as specified in its charter)

                  300 Tice Boulevard, Woodcliff Lake, NJ 07675
                                 (201) 782-9084
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

  Chase Funding Loan Acquisition Trust Mortgage Loan Asset-Backed Certificates,
                                Series 2004-AQ1
            (Title of each class of securities covered by this Form)

                                      none
                                      ----
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       |_|         Rule 12h-3(b)(1)(ii)        |_|
        Rule 12g-4(a)(1(ii)       |_|         Rule 12h-3(b)(2)(i)         |_|
        Rule 12g-4(a)(2)(i)       |_|         Rule 12h-3(b)(2)(ii)        |_|
        Rule 12g-4(a)(2)(ii)      |_|         Rule 15d-6                  |X|
        Rule 12h-3(b)(1)(i)       |_|

      Approximate number of holders of record as of the certification or notice date: 46

      Pursuant to the requirements of the Securities Exchange Act of 1934, Chase Funding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       CHASE FUNDING, INC.

Dated as of March 28, 2005             By: /s/ Thomas L. Wind
                                           -------------------------------------
                                           Name:  Thomas L. Wind
                                           Title: Chief Executive Officer